Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150656) pertaining to the 2001 Siemens Stock Option Plan, Siemens Stock Awards, Siemens Saving Plan and Siemens Savings Plan for Union Employees, in the Registration Statement (Form S-8 No. 333-155888) pertaining to the Siemens Group Share Matching Plan and in the Registration Statement (Form S-8 No. 333-163522) pertaining to the Siemens Savings Plan and the Siemens Savings Plan for Union Employees of our reports dated November 23, 2011 with respect to the consolidated financial statements of Siemens Aktiengesellschaft and the effectiveness of internal control over financial reporting of Siemens Aktiengesellschaft in this Annual Report (Form 20-F) for the year ended September 30, 2011.

/s/ Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

November 30, 2011